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                                                                      EXHIBIT 99

                      TELKONET ENHANCES BOARD OF DIRECTORS

ANNAPOLIS, MD, APRIL 20, 2004, TELKONET, INC. (AMEX: TKO), THE LEADER IN COMMERCIAL POWERLINE COMMUNICATIONS (PLC) AND THE COMPANY BRIDGING THE "OUTLET TO THE INTERNET," announced today that James L. "Lou" Peeler, founder of Digital Communications Corporation, and Dr. Thomas M. Hall, executive medical director of Digital Angel Corporation, have joined Telkonet's board of directors. A. Hugo DeCesaris, regional vice president and director for the Maryland Division of Washington Homes, who has been a valued member of the board since 2001, has resigned from the board to make space for the two new Directors. In addition, David Powell, formerly Telkonet's chief operating officer, is now Telkonet's managing director, international, responsible for Telkonet's international expansion, initially focusing on the European market.

"Mr. Peeler and Dr. Hall each bring valuable experience and expertise to Telkonet's board of directors," said Ron Pickett, Telkonet's president and CEO. "I am pleased to have them join the team and contribute to Telkonet's future expansion." James L. "Lou" Peeler was a founder and member of the board of Digital Communications Corporation (DCC), which evolved into Hughes Network Systems (HNS), a provider of global broadband, satellite, and wireless communications products for home and business, such as DirecTV and DIRECWAY. Mr. Peeler retired as executive vice president of operations in 1999 after 27 years of service and is presently a member of the Advisory Council to Hughes Network Systems. Mr. Peeler also served on the board of Hughes Software Systems (HSS). Prior to the founding of DCC, he was vice president of Engineering for Washington Technological Associates (WTA), where he was instrumental in the development of rocket and satellite communications and instrumentation equipment. Mr. Peeler received a bachelor of science degree in electrical engineering from Auburn University.

Dr. Thomas M. Hall is the Executive Director of Digital Angel Corporation and the Managing Partner of Marrell Enterprises LLC, a partnership that specializes in international business development. Dr. Hall serves on the board of directors of Coris International SA, a Paris-based insurance services company with subsidiaries in 36 countries. For 12 years, Dr. Hall was the chief executive officer of Medical Advisory Systems, Inc., a company providing international medical services and pharmaceutical distribution. Dr. Hall holds a bachelor of science and a medical degree from the George Washington University and a master of international management degree from the University of Maryland.

As indicated in Telkonet's April 13 shareholders' letter, Cohen Independent Research Group released a new research report on Telkonet, however, an inaccurate, unedited draft of the report was inadvertently posted on Cohen's web site. The corrected research report is now posted on their web site at www.cohenresearch.com under "Technology" Reports.

About Telkonet

The Telkonet PlugPlus(TM) family of networking and internetworking products offers a viable and cost-effective alternative to the challenges of hardwired and wireless local area networks (LANs) due to the fact that Telkonet products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. Telkonet PlugPlus products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets where the Telkonet system can, in many cases, be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. For more information, visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).